Exhibit 10.3

October 4, 2019

Darin G. Holderness

5 Northern Bear Point

Boerne, Texas  78006

Dear Darin:

This letter memorializes the terms of your role as Interim Chief Financial Officer of ProPetro Holding Corp. (the “Company”), effective as of October 3, 2019 (the “Effective Date”).

As of the Effective Date, your consulting relationship with the Company will end and the Consulting Agreement, effective as of July 8, 2019, pursuant to which you provide such services and to which both you and the Company are parties, will be terminated.  You will become employed by the Company or one of its direct and indirect subsidiaries (the Company and its subsidiaries and affiliates are collectively referred to as the “Company Group”).  Your duties and responsibilities as Interim Chief Financial Officer will be determined from time to time by the Board of Directors of the Company (the “Board”). You will report to the Company’s principal executive officer.  During the period in which you serve as the Interim Chief Financial Officer (the “Term”), you will also be designated as the Company’s principal financial officer, and in such capacity, you will be responsible for providing certifications containing representations regarding the Company’s periodic reports filed with the Securities and Exchange Commission in accordance with applicable securities laws.

During the Term, you will receive an annualized base salary of $500,000 (“Base Salary”), less applicable taxes and other withholdings, payable in accordance with the Company’s payroll practices in effect from time to time. During the Term, you will be eligible to earn annual bonus compensation (“Annual Bonus”) with a target value of 75% of your Base Salary for each complete calendar year that you are employed by the Company.  Notwithstanding the foregoing, (i) you will be eligible to receive a pro rata bonus for the portion of the 2019 calendar year that you are employed by the Company (the “2019 Bonus”) and (ii) you will be eligible to receive a pro rata bonus for the year in which your employment with the Company terminates, calculated based on the portion of such calendar year that you are employed by the Company and the actual performance of the Company for that full calendar year, so long as the Compensation Committee of the Board determines, in its sole discretion, that you are a “good leaver,” as defined in your performance share unit (“PSU”) and restricted stock unit (“RSU”) award agreements.  The amount of each Annual Bonus and the 2019 Bonus that is actually paid to you will be subject to the terms and conditions of the ProPetro Holding Corp. Senior Executive Incentive Bonus Plan, as in effect from time to time and the attainment of the applicable performance targets, as determined Board (or a committee thereof).  The performance targets that must be achieved in order to be eligible for certain bonus levels will be established by the Board (or a committee thereof) annually, in its sole discretion.  Each Annual Bonus (and the 2019 Bonus), if any, will be paid to you as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable year have been achieved, but in no event later than March 15 following the end of the year for which the bonus was earned (the “Bonus Year”).  Except as specified above, no Annual Bonus (or the 2019 Bonus), if any, will be payable for any Bonus Year unless you remain continuously employed by the Company from the Effective Date through December 31 of the applicable Bonus Year.  During the Term, the Company will reimburse you for reasonable expenses for temporary housing and travel expenses incurred while you perform your duties as Interim Chief Financial Officer of the Company.

Subject to approval by the Board (or a committee thereof), for the 2020 calendar year, you will be eligible to receive an award under the ProPetro Holding Corp. 2017 Incentive Award Plan (the “Incentive Plan”) with a grant date target value of approximately $1,000,000, which we expect will consist 50% of time-based RSUs and 50% of PSUs, in each case, generally subject your continued employment with the Company or its affiliates through the relevant date of grant and the terms and conditions of the Incentive Plan and the applicable award agreements.  For the 2019 calendar year, you will be eligible to receive a prorated equity award under the Incentive Plan with a grant date target value of approximately $250,000 based on the portion of the year during which you are employed by the Company as Interim Chief Financial Officer (the “Top-Up Award”). We expect that the Top-Up Award will consist 50% of RSUs and 50% of PSUs and will be granted in connection with your appointment as Interim Chief Financial Officer.

Your employment is not for a specific term and is terminable at-will.  By signing below you acknowledge that nothing in this letter will be construed in any way to limit the right of the Company to terminate your employment, with or without cause, or for you to terminate your employment with the Company, with or without reason.  Upon a termination of your employment, you will not be eligible for any severance pay or other severance benefits, regardless of the reason for such termination of your employment. During the Term, you will be expected to comply with all of the Company’s policies and procedures in effect from time to time.

You expressly promise to abide by all obligations to all other current or former employers and other third parties in the course of performing your services for the Company.  In addition, you promise that you will not provide the Company with any confidential, proprietary or legally protected information belonging to any current or former employer or other third party and in no circumstances will you use or disclose such information in the course of your employment with the Company.  If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your current or former employer(s) before removing or copying the documents or information.

Your employment is subject to your entry into, and agreement to abide by the terms of, the enclosed Confidentiality Agreement.

We look forward to your contributions to the Company as Interim Chief Financial Officer. Please indicate your agreement with the foregoing by signing and dating below and returning an executed copy of this letter to me.

[Signature Page to Follow]

PROPETRO HOLDING CORP.

By:	/s/ Phillip Gobe
Name: Phillip Gobe
Title: Executive Chairman

AGREED AND ACKNOWLEDGED:

/s/ Darin G. Holderness
Darin G. Holderness
Date:	October 4, 2019

SIGNATURE PAGE TO

LETTER AGREEMENT WITH DARIN G. HOLDERNESS